Bright Mountain Media, Inc Announces Third Quarter 2023 Financial Results

Revenue increased 192% to $15.3 million compared to $5.3 million in the prior year period

Boca Raton, FL, November 14, 2023 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, and creative media services, today announced its unaudited financial results for the three and nine months ended September 30, 2023.

Third Quarter 2023 Highlights

•Revenue increased 192% to $15.3 million compared to $5.3 million in the prior year period
•Gross margin increased 57% to $3.4 million compared to $2.1 million in the prior year period

Mr. Drinkwater concluded: “We are very excited to welcome Deep Focus Agency and Big Village Insights to the Bright Mountain Media family of brands. We are highly encouraged by the addition of these businesses into our portfolio and have started to work together in ways to use our existing ad-tech and owned and operated web properties for our new customers. These are established high margin businesses that will aid in continued creative content creation, help unearth a new generation of data products to bring to market and bring a fresh, innovative perspective to how advertising technology, creative agencies, digital insights, and content publishing can work together. We will continue to work together as one organization to source new opportunities, both organic and inorganic, to inspire our customers and continue to drive growth in this challenged environment.”

Financial Results for the Three Months Ended September 30, 2023

•Revenue was $15.3 million, an increase of $10.0 million or 192% compared to $5.3 million for the same period of 2022, which was driven by the Big Village Acquisition, and was partially offset by macroeconomics factors, coupled with an overall reduction in spending by some partners due to inflationary concerns, which has led to lower than normal rates and lower earnings.

Advertising technology revenue was approximately $3.6 million and digital publishing revenue was approximately $1.0 million. The new offerings we acquired as part of the Big Village Acquisition were consumer insights, creative services, and media services. Creative insights revenue was approximately $8.0 million, creative services revenue was approximately $1.8 million, and media services revenue was approximately $793,000 during the third quarter of 2023.

•Cost of revenue increased to $11.9 million as a result of new cost associated with our new revenue offerings from the Big Village Acquisition, inclusive of direct salary and labor cost of approximately $2.7 million for employees that work directly on customer projects, and direct project costs of approximately $3.5 million for payments made to third-parties that are directly attributable to completion of projects to allow for revenue recognition and $2.9 million for non-direct project cost.

•General and administrative expense was $4.1 million, an increase of 24%, compared to $3.3 million in the same period of 2022.

•Impairment of goodwill and intangibles increased approximately $16.3 million, or 100% compared to the same period of 2022. The Company performed an assessment of its goodwill and intangible assets, the assessment indicated that the carrying value was in excess of its implied fair value, resulting in an impairment charge.

•Gross margin was $3.4 million, an increase of 57%, compared to $2.1 million in the same period of 2022.

•Net loss was $19.8 million, an increase of 786%, compared to a $2.2 million net loss in the same period of 2022.
•Adjusted EBITDA profit was $283,000 compared to Adjusted EBITDA loss of $(373,000) in the same period of 2022. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Nine Months ended September 30, 2023

•Revenue was $29.4 million, an increase of $15.0 million or 104% compared to $14.4 million for the same period of 2022.
Advertising technology revenue was approximately $6.1 million, digital publishing revenue was approximately $3.4 million, creative insights revenue was approximately $14.9 million, creative services revenue was approximately $3.5 million, and media services revenue was approximately $1.4 million during 2023.
•Cost of revenue increased to $22.1 million and includes direct salary and labor cost of approximately $5.2 million, direct project costs of approximately $6.1 million and non-direct project cost. of approximately $5.3 million.
•General and administrative expense was $14.9 million, an increase of 41%, compared to $10.6 million in the same period of 2022.
•Gross margin was $7.3 million, an increase of 10%, compared to $6.7 million in the same period of 2022.
•Net loss was $29.6 million, an increase of 411%, compared to a $5.8 million net loss in the same period of 2022.
•Adjusted EBITDA loss was $3.6 million compared to Adjusted EBITDA loss of $1.8 million in the same period of 2022. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s brands include Big-Village Agency, BV Insights, Wild Sky Media, and Bright Mountain LLC. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain Media, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the SEC. Bright Mountain Media, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:
Douglas Baker
Email:corp@otcprgroup.com
Tel: (561) 807-6350
https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share figures)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue	$15,289	$5,244	$29,403	$14,420
Cost of revenue	11,927	3,098	22,059	7,726
Gross margin	3,362	2,146	7,344	6,694
General and administrative expenses	4,121	3,323	14,923	10,616
Impairment of goodwill and intangibles	16,259	—	16,259	—
Loss from operations	(17,018)	(1,177)	(23,838)	(3,922)
Financing (expense) income
Gain on forgiveness of PPP loan	—	—	—	1,137
Other income	34	18	415	58
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(2,769)	(1,050)	(6,176)	(3,050)
Interest expense - Convertible Promissory Notes - related party	(6)	(6)	(17)	(17)
Other interest expense	(8)	(15)	(18)	(10)
Total financing (expense)	(2,749)	(1,053)	(5,796)	(1,882)
Net loss before income tax	(19,767)	(2,230)	(29,634)	(5,804)
Income tax provision	—	—	—	—
Net loss	(19,767)	(2,230)	(29,634)	(5,804)

Dividends
Preferred stock dividends	—	(1)	—	(3)

Net loss attributable to common shareholders	$(19,767)	$(2,231)	$(29,634)	$(5,807)
Foreign currency translation	57	37	190	54
Comprehensive loss	$(19,710)	$(2,194)	$(29,444)	$(5,753)

Net loss per common share
Basic and diluted	$(0.12)	$(0.01)	$(0.18)	$(0.04)
Weighted-average common shares outstanding
Basic and diluted	171,285,150	149,159,461	162,670,182	149,140,312

BRIGHT MOUNTAIN MEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share figures)

	September 30, 2023	December 31, 2022*
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,780	$316
Accounts receivable, net	16,161	3,585
Prepaid expenses and other current assets	813	600
Total Current Assets	19,754	4,501
Property and equipment, net	176	40
Intangible assets, net	16,189	4,510
Goodwill	8,349	19,645
Operating lease right-of-use asset, non-current	321	367
Other assets, non-current	187	137
Total Assets	$44,976	$29,200
LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$14,375	$10,317
Other current liabilities	4,697	1,344
Interest payable – 10% Convertible Promissory Notes - related party	37	31
Deferred revenue	4,489	737
Note payable – 10% Convertible Promissory Notes, net of discount – related party	78	68
Note payable – Centre Lane Senior Secured Credit Facility – related party (current portion)	4,716	4,860
Total Current Liabilities	28,392	17,357
Other liabilities, non-current	364	494
Note payable – Centre Lane Senior Secured Credit Facility – net of discount, related party	56,723	25,101
Operating lease liability, non-current	269	319
Total Liabilities	85,748	43,271
Shareholders' Deficit
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at September 30, 2023 and December 31, 2022
Common stock, par value 0.01, 324,000,000 shares authorized, 172,126,629 and 150,444,636 issued and 171,301,454 and 149,619,461 outstanding at September 30, 2023 and December 31, 2022, respectively	1,721	1,504
Treasury stock, at cost; 825,175 shares at September 30, 2023 and December 31, 2022	(220)	(220)
Additional paid-in capital	101,323	98,797
Accumulated deficit	(143,903)	(114,269)
Accumulated other comprehensive income	307	117
Total shareholders’ deficit	(40,772)	(14,071)
Total liabilities and shareholders' deficit	$44,976	$29,200

*Derived from audited consolidated financial statements.

BRIGHT MOUNTAIN MEDIA, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.
A reconciliation of net loss to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net loss before tax plus:	$(19,767)	$(2,230)	$(29,634)	$(5,804)
Depreciation expense	38	12	84	24
Amortization of intangibles	829	387	1,943	1,173
Impairment of goodwill and intangibles	16,259	—	16,259	—
Amortization of debt discount	594	309	1,438	923
Other interest expense	8	14	18	10
Interest expense – Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes – related party	2,181	747	4,754	2,144
EBITDA profit (loss)	142	(761)	(5,138)	(1,530)
Stock compensation expense	56	38	114	214
Gain on forgiveness of PPP loan	—	—	—	(1,137)
Non-restructuring severance expense	85	—	322	30
Non-recurring professional fees	—	350	685	657
Non-recurring legal fees	—	—	384	—
Adjusted EBITDA profit (loss)	$283	$(373)	$(3,633)	$(1,766)